EXHIBIT 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made as of July 7, 2003 by and between EMC Corporation, a Massachusetts corporation (“EMC”) and David L. Beamer (the “Executive”). In consideration of mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EMC and the Executive agree as follows:

1. Employment. Effective at the effective time (the “Effective Time”) of the proposed acquisition (the “Acquisition”) by EMC of Legato Systems, Inc., a Delaware corporation (“Legato”), EMC agrees to employ the Executive and the Executive agrees to be employed by EMC on the terms and conditions set forth in this Agreement. The date on which the Effective Time occurs shall be referred to herein as the “Effective Date.”

2. Duties and Responsibilities.

(a) The Executive shall serve as a Vice President of EMC and Executive Vice President of Legato operations and also shall serve EMC in such other or additional offices as the Executive may be requested to serve by EMC, initially reporting to the President of Legato. During the Executive’s employment under this Agreement, the Executive shall devote his full business time, best efforts and business judgment, skill and knowledge to the advancement of EMC’s interests and to the discharge of the Executive’s duties and responsibilities under this Agreement. The Executive shall not engage in any other business, job or consulting activity during his employment with EMC under this Agreement without the written permission of EMC.

(b) The Executive shall be based in the Rockville, Maryland, area, but the Executive may be required from time to time to travel to other geographic locations in connection with the performance of his duties hereunder.

3. Term. EMC shall employ the Executive commencing on the Effective Date for a period of two (2) years (the “Term”), unless Executive’s employment terminates earlier pursuant to the provisions of Section 6. The Term may not be extended, modified or changed except by a written amendment to this Agreement signed by EMC and the Executive. If the Executive remains employed by EMC after the Term, he shall be an employee-at-will unless the parties mutually agree in writing otherwise.

4. Special Change in Control Payments. The following payment is being made in consideration of the Executive’s past service to Legato and is conditioned on the effectiveness of the Acquisition and the resulting change in control of Legato. The payment is not conditional on the Executive rendering any future services to EMC. As of the Effective Time, the Executive shall be entitled to a lump sum cash payment equal to the product of (a) the number of full or partial months in which the Executive is employed by Legato prior to the Acquisition in the current fiscal year times (b) Thirty Three Thousand Three Hundred Thirty Three Dollars and Thirty Three Cents ($33,333.33) (which amount is one-twelfth (1/12) of the Executive’s current target bonus opportunity). Such lump sum payment shall be made by EMC within five (5) business days after the Effective Date.

5. Compensation and Benefits. During the Term, for all services rendered and duties performed by the Executive for EMC and its affiliates, EMC shall provide the following compensation and benefits under this Agreement:

(a) Salary. The Executive shall be paid a base salary at the monthly rate of Thirty-Three Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($33,333.33) which is equivalent to Four Hundred Thousand Dollars ($400,000) per annum. Base salary shall be paid at periodic intervals in accordance with EMC’s payroll practices for salaried employees.

(b) Target Bonus. The Executive will be eligible for a target bonus, pursuant to EMC’s bonus policies applicable to its senior executives, of Four Hundred Thousand Dollars ($400,000) per year. The amount of the bonus paid to the Executive shall be based on the achievement of weighted performance goals, including quantifiable defined goals, EMC financial results and Legato financial results. The goals, and specific measure for each goal, will be established by EMC with input and recommendations of the Executive and his manager.

(c) Equity Awards. On the Effective Date, provided that the EMC Executive Compensation and Stock Option Committee acts prior thereto, but in no event later than at the next meeting of such Committee (the “Grant Date”), Executive shall be granted options (the “New EMC Options”) to purchase 75,000 shares of common stock, par value $.01 per share, of EMC (“EMC Common Stock”) which shares shall be eligible to vest and become exercisable ratably in five installments beginning on the first anniversary and ending on the fifth anniversary of the Grant Date and with an exercise price equal to the fair market value of EMC Common Stock on the Grant Date; provided, however, that on each of the first two (2) anniversaries of the Grant Date, up to an additional 10,000 shares shall be eligible to vest and become exercisable on such date (in addition to the 15,000 shares eligible to vest on such date) (with the remaining shares eligible to vest and be exercisable ratably in three installments beginning on the third anniversary and ending on the fifth anniversary of the Grant Date) upon the achievement of mutually agreed upon goals for the first one year period and for the second one year period after the Grant Date. The New EMC Options shall be subject to the terms and conditions of the applicable EMC stock plan and award agreement.

(d) Benefits. The Executive will be entitled to participate in EMC’s benefit plans for employees generally, as such plans are in effect from time to time, and such other benefits provided and/or made available to other senior executives of EMC. EMC’s current benefit plans are described in the EMC Corporation Summary of U.S. Employment Benefits at http://www.emc.com/hr/benefits.jsp?openfolder=all. Such participation shall be subject to the terms and conditions of the relevant benefit plans, applicable EMC policies, applicable law, and the discretion of the applicable administrator or committee provided for in or contemplated by any such plan. Nothing in this Agreement shall be construed to create any obligation on the part of EMC to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

(e) Automobile Allowance. EMC shall provide to the Executive with a monthly car allowance of up to Four Hundred Dollars ($400.00) in accordance with EMC’s current policy.

(f) Expense Reimbursement. The Executive shall be entitled, in accordance with the reimbursement policies in effect from time to time, to receive reimbursement from EMC for business expenses incurred by the Executive in the performance of his duties hereunder, provided the Executive furnishes EMC with vouchers, receipts and other details of such expenses in the form required by EMC sufficient to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

(g) Taxation of Payments and Benefits. EMC shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by EMC under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

6. Termination and Termination Benefits. Notwithstanding Section 3 of this Agreement, the Executive’s employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

(a) Termination by EMC for Cause. The Executive’s employment under this Agreement may be terminated by EMC for cause upon written notice to the Executive not less than fifteen (15) days prior to the effective date of termination. In the event of a termination for cause prior to expiration of the Term, the Executive shall be entitled to the termination benefits set forth in Section 6(f)(i) of this Agreement. In the event of a termination for cause after expiration of the Term, the Executive shall be entitled to the termination benefits set forth in Section 6(g) of this Agreement. Only the following shall constitute “cause” for such termination:

(i) the Executive has engaged in theft, fraud, embezzlement or other material dishonest conduct with respect to any EMC property or funds;

(ii) the Executive has intentionally or recklessly made a false statement about EMC or any EMC affiliate that results in a material adverse impact on EMC’s business or reputation;

(iii) indictment of the Executive for (A) a felony or (B) any misdemeanor involving deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable cause or reasonable cause with respect to such offense is made);

(iv) failure to perform to the reasonable satisfaction of the Executive’s direct management a substantial portion of the Executive’s duties and responsibilities assigned or delegated under this Agreement, which failure continues for thirty (30) days after written notice given to the Executive by EMC specifying the act(s) and/or omission(s) constituting the failure to so perform; or

(v) a material breach by the Executive of any of his material obligations under this Agreement or the Key Employee Agreement and the failure of the Executive to cure such breach within thirty (30) days after receipt of written notice from EMC in which the actions or omissions constituting such material breach are specified.

(b) Voluntary Resignation by the Executive. The Executive may voluntarily resign upon written notice to EMC. In the event the Executive voluntarily resigns (other than for Good Reason (as defined in Section 6(d)) prior to expiration of the Term, the Executive shall be entitled to the termination benefits set forth in Section 6(f)(i) of this Agreement. In the event the Executive voluntarily resigns (other than for Good Reason (as defined in Section 6(d)) after expiration of the Term, the Executive shall be entitled to the termination benefits set forth in Section 6(g) of this Agreement.

(c) Termination by EMC without Cause. The Executive’s employment under this Agreement may be terminated by EMC without cause upon written notice to the Executive not less than fifteen (15) days prior to the effective date of termination. In the event of a termination without cause prior to expiration of the Term, the Executive shall be entitled to the termination benefits set forth in Section 6(f)(ii) of this Agreement. In the event of a termination without cause after expiration of the Term, the Executive shall be entitled to the termination benefits set forth in Section 6(g) of this Agreement.

(d) Termination by the Executive for Good Reason. The Executive may resign for Good Reason upon written notice to EMC. In the event of a termination for Good Reason prior to expiration of the Term, the Executive shall be entitled to the termination benefits set forth in Section 6(f)(ii) of this Agreement. In the event of a termination for Good Reason after expiration of the Term, the Executive shall be entitled to the termination benefits set forth in Section 6(g) of this Agreement. Only the following shall constitute “Good Reason” for such termination:

(i) a material reduction in the scope of the Executive’s duties, responsibilities, authorities, or the level of EMC management to which he reports;

(ii) a reduction in the dollar amount of the Executive’s base salary or the Executive’s target bonus opportunity by more than fifteen percent (15%);

(iii) a relocation of the Executive’s principal place of employment by more than fifty (50) miles without his written consent; or

(iv) a material breach by EMC of any of its material obligations under this Agreement and the failure of EMC to cure such breach within thirty (30) days after receipt of written notice from the Executive in which the actions or omissions constituting such material breach are specified.

(e) Termination by Reason of Death or Disability of the Executive. Upon the death or Disability of the Executive during the Term, the Executive’s employment with EMC under this Agreement shall terminate effective immediately, provided that in the case of termination due to Executive’s Disability, EMC shall provide Executive with written notice of the termination of his employment not less than fifteen (15) days prior to the effective date of termination. In the event of a termination due to Executive’s death or Disability prior to expiration of the Term, the Executive (or, as the case may be, his estate) shall be entitled to the termination benefits set forth in Section 6(f)(i) of this Agreement. In the event of a termination due to Executive’s death or Disability after expiration of the Term, the Executive (or, as the case may be, his estate) shall be entitled to the termination benefits set forth in Section 6(g) of this Agreement. For purposes of this Agreement, the term “Disability” means a physical or mental condition that materially impairs Executive from performing the essential functions of his position.

(f) Termination Benefits. All compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive employment with EMC under this Agreement other than as required under 29. U.S.C. §1161 et seq. (“COBRA”) or as specifically contemplated under this Section 6(f) or Section 6(g).

(i) In the event of termination of the Executive’s employment with EMC under this Agreement pursuant to Section 6(a), Section 6(b) or Section 6(e) prior to expiration of the Term, and subject to and expressly conditioned upon the Executive’s (or, if Executive lacks legal capacity, his authorized representative’s) execution and delivery to EMC of a general release in form and substance reasonably satisfactory to EMC,

(A) For the period of twelve (12) months after the date of Executive’s termination of employment, the Executive (or, as the case may be, his estate) shall be entitled to receive payments of base salary and target bonus in the manner he would have received them had he not been terminated and, for purposes of the target bonus payments, as if all applicable goals and objectives had been timely met;

(B) The Executive shall be entitled to continuation of group health plan participation (on the same terms and conditions as if he had continued to actively provide services as a senior executive of EMC) for the benefit of the Executive and his eligible dependents until the earlier to occur of (1) the date upon which the Executive attains age 65, or (2) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional healthcare coverage to which the Executive and his dependents may be entitled under COBRA following the period of such continued coverage shall be at the Executive’s sole cost and expense;

(C) The Executive (or, if Executive lacks legal capacity, his authorized representative) shall be entitled to exercise the New EMC Options (and other options to purchase EMC Common Stock granted to the Executive after the Effective Date) to the extent vested and exercisable on the date of termination and subject to the terms and conditions of the applicable EMC stock plans and award agreements, and all unvested or unexercised New EMC Options (or other unvested or unexercised options to purchase EMC Common Stock granted to the Executive after the Effective Date) shall terminate and be canceled as of the Executive’s date of termination; and

(D) All options to purchase shares of EMC Common Stock converted from options to purchase shares of common stock, par value $0.0001 per share, of Legato pursuant to the terms of the Acquisition shall, as of the date of termination, vest and become exercisable for all shares of EMC Common Stock underlying such options (the “Old Legato Options”) and the Executive (or, if Executive lacks legal capacity, his authorized representative) shall be entitled to exercise the Old Baxter Options until the earlier to occur of (1) two years after the date Executive’s employment terminates and (2) the expiration date of the applicable options.

(ii) In the event of termination of the Executive’s employment with EMC under this Agreement pursuant to Sections 6(c) or 6(d) prior to expiration of the Term, and subject to and expressly conditioned upon the Executive’s execution and delivery to EMC of a general release in form and substance reasonably satisfactory to EMC,

(A) The Executive shall be entitled to a lump sum cash payment equal to the sum of (1) an amount equal to the base salary he would have received for the remainder of the Term had he not been terminated and (2) an amount equal to the target bonus he would have received for the remainder of the Term had he not been terminated and as if all applicable goals and objectives had been timely met. Such lump sum payment shall be made within five (5) business days following the date upon which the general release delivered by the Executive pursuant to this Section 6(f)(ii) becomes effective or if later, the date delivered;

(B) For the period of twelve (12) months after the date of Executive’s termination of employment, the Executive shall be entitled to receive payments of base salary and target bonus in the manner he would have received them had he not been terminated and, for purposes of the target bonus payments, as if all applicable goals and objectives had been timely met;

(C) The Executive shall be entitled to continuation of group health plan participation (on the same terms and conditions as if he continued to actively provide services as a senior executive of EMC) for the benefit of the Executive and his eligible dependents until the earlier to occur of (1) the date upon which the Executive attains age 65, or (2) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional healthcare coverage to which the Executive and his dependents may be entitled under COBRA following the period of such continued coverage shall be at the Executive’s sole cost and expense;

(D) The vesting schedule in effect for the New EMC Options at the time of termination shall be accelerated such that a total of twenty percent (20%) of the shares of EMC Common Stock underlying the New EMC Options shall be vested and exercisable (the “Vested New EMC Shares”). The Executive shall have twelve (12) months following the date of termination to exercise the New EMC Options with respect to the Vested New EMC Shares after which period the New EMC Options shall terminate and be canceled; and

(E) The Old Legato Options shall, as of the date of termination, vest and become exercisable for all shares of EMC Common Stock underlying such options and the Executive shall be entitled to exercise the Old Legato Options until the earlier to occur of (1) two years after the date Executive’s employment terminates and (2) the expiration date of the applicable options.

(g) In the event of termination of the Executive’s employment with EMC under this Agreement for any of the reasons set forth in Section 6(a-e) after expiration of the Term, and subject to and expressly conditioned upon the Executive’s (or, if Executive lacks legal capacity, his authorized representative’s) execution and delivery to EMC of a general release in form and substance reasonably satisfactory to EMC,

(A) For the period of twelve (12) months after the date of Executive’s termination of employment, the Executive shall be entitled to receive payments of base salary and target bonus in the manner he would have received them had he not been terminated and, for purposes of the target bonus payments, as if all applicable goals and objectives had been timely met;

(B) The Executive shall be entitled to continuation of group health plan participation (on the same terms and conditions as if he had continued to actively provide services as a senior executive of EMC) for the benefit of the Executive and his eligible dependents until the earlier to occur of (1) the date upon which the Executive attains age 65, or (2) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional healthcare coverage to which the Executive and his dependents may be entitled under COBRA following the period of such continued coverage shall be at the Executive’s sole cost and expense;

(C) Executive (or, if Executive lacks legal capacity, his authorized representative) shall be entitled to exercise the New EMC Options (and other options to purchase EMC Common Stock granted to the Executive after the Effective Date) to the extent vested and exercisable on the date of termination, no later than twelve (12) months after the date of Executive’s termination of employment, and subject to the terms and conditions of the applicable EMC stock plans and award agreements, and all unvested or unexercised New EMC Options (or other unvested or unexercised options to purchase EMC Common Stock granted to the Executive after the Effective Date) shall terminate and be canceled as of the Executive’s date of termination; and

(D) The Old Legato Options shall, as of the date of termination, vest and become exercisable for all shares of EMC Common Stock underlying such options and the Executive ((or, if Executive lacks legal capacity, his authorized representative) shall be entitled to exercise the Old Legato Options until the earlier to occur of (1) two years after the date Executive’s employment terminates and (2) the expiration date of the applicable options.

7. Special Tax Gross-Up.

(a) In the event that one or more of the payments or benefits to which the Executive becomes entitled under this Agreement (including, without limitation, any payments or benefits attributable to services to Legato) are deemed, in the opinion of EMC’s independent auditors or if EMC’s independent auditors are not permitted to perform such calculation, by another nationally recognized accounting firm selected by EMC (the “Auditors”), or by the Internal Revenue Service, to constitute an excess parachute payment under Section 280(G) of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive shall be entitled to receive from EMC an additional payment (the “Gross-Up Payment”) in a dollar amount determined pursuant to the following formula, provided and only if a general release required of the Executive pursuant to Section 6 (if applicable) has become effective and been delivered:

X = Y ÷ [1-(A + B + C)], where

X is the total dollar payment of the Gross-Up Payment.

Y is the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on the Executive pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to any of the payments or benefits to which the Executive becomes entitled to under this Agreement.

A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,

B is the highest combined marginal federal income and applicable state income tax rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made, determined after taking in to account the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year, and

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made.

(b) Determination Procedures. All determinations required to be made under this Section 7 shall be made by the Auditors in accordance with the following procedures:

(i) Within ten (10) business days after receipt of written notice from EMC or the Executive that the Executive has received or is to receive one or more payments or benefits under this Agreement, other than a regular payment of salary, target bonus or an employee benefit generally made available to employees of EMC, then the Auditors shall provide both the Executive and EMC with a written determination of the Parachute Payments, if any, attributable to such payments or benefits, together with detailed supporting calculations with respect to the Gross-Up Payment to which the Executive is entitled by reason of those various Parachute Payments. For purposes of this Agreement, a Parachute Payment shall mean a payment or benefit that constitutes a parachute payment within the meaning of Code Section 280G(b)(2) and the Treasury regulations issued thereunder. EMC shall pay the resulting Gross-Up Payment to the Executive within three (3) business days after receipt of such determination.

(ii) In the event temporary, proposed or final Treasury Regulations in effect at the time under Code Section 280G (or applicable judicial decisions) specifically address the status of any Parachute Payment or the method of valuation therefor, the characterization afforded to such payment by the Regulations (or such decisions) shall, together with the applicable valuation methodology, be controlling if they are in effect per their stated effective date at the time. All other determinations by the Auditors shall be made on the basis of “substantial authority” (within the meaning of Section 6662 of the Code).

(iii) EMC and the Executive shall each provide the Auditors with access to and copies of any books, records and documents in their possession which may be reasonably requested by the Auditors and shall otherwise cooperate with the Auditors in connection with the preparation and issuance of the determinations contemplated by this Section 7.

(iv) All fees and expenses of the Auditors and the appraisers shall be borne solely by EMC, and to the extent those fees or expenses are treated as a

Parachute Payment, they shall be taken into account in the calculation of the Gross-Up Payment to which the Executive is entitled under this Section 6.

(c) Additional Claims. The Executive shall provide written notification to EMC of any claim made by the Internal Revenue Service which would, if successful, require the payment by EMC of an additional Gross-Up Payment. Such notification shall be given as soon as practicable after the Executive is informed in writing of such claim and shall apprise EMC of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which such notice is given to EMC (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). Prior to the expiration of such thirty (30) day or shorter period, EMC shall either (A) make the additional Gross-Up Payment to the Executive attributable to the Internal Revenue Service claim, or (B) provide written notice to the Executive that EMC shall contest the claim on the Executive’s behalf. In the event, EMC provides the Executive with such written notice, the Executive shall:

(i) provide EMC with any information reasonably requested by EMC relating to such claim;

(ii) take such action in connection with contesting such claim as EMC may reasonably request in writing from time to time, including (without limitation) accepting legal representation with respect to such claim by an attorney reasonably selected by EMC and reasonably satisfactory to the Executive, with the fees and expenses of such attorney to be the sole responsibility of EMC without any tax implications to the Executive in accordance with the same tax indemnity/gross-up arrangement as in effect under subsection (iv) below;

(iii) cooperate with EMC in good faith in order to effectively contest such claim; and

(iv) permit EMC to participate in any proceedings relating to such claim; provided, however, that EMC shall bear and pay directly all additional Excise Taxes imposed upon the Executive and all costs, legal fees and other expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify the Executive for and hold him harmless from, on an after-tax basis, any additional Excise Tax (including interest and penalties) imposed upon the Executive and any Excise Tax or income or employment tax (including interest and penalties) attributable to EMC’s payment of that additional Excise Tax on the Executive’s behalf or imposed as a result of such representation and payment of all related costs, legal fees and expenses. The amounts owed to the Executive by reason of the foregoing shall be paid to him or on his behalf as they become due and payable. Without limiting the foregoing provisions of this subsection (iv), EMC shall control all proceedings taken in connection with such contest, and at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at EMC’s sole option, either direct the Executive to pay the tax claim and sue for a refund or contest the claim in any permissible manner, and the Executive shall prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as EMC shall determine; provided, however, that should EMC direct the Executive to pay such claim and sue for a refund, EMC shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify the Executive for and hold him harmless from, on an after-tax basis, any Excise Tax or income or employment tax (including interest and penalties) imposed with respect to such advance or with respect to any imputed income with respect to such advance or any income resulting from EMC’s forgiveness of such advance; provided, further, that EMC’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

8. Restrictive Covenants. The provisions of this Section 8 shall be treated as a series of separate covenants, one for each and every county of each and every state of the United States and one for each and every country other than the United States.

(a) On or prior to the Effective Time, the Executive shall execute and deliver the Key Employee Agreement, of which Section l(b) shall not apply to Executive, and shall abide by such agreement during the Term.

(b) In the event that the Executive engages in any conduct that violates the Key Employee Agreement, while receiving termination benefits from EMC under Section 6(f) or Section 6(g) of this Agreement, EMC will notify Executive in writing of its determination that there has been a violation, specifying the violation, and EMC may withhold further payment from the Executive until the Executive ceases to engage in such conduct.

(c) Notwithstanding anything to the contrary herein or in the Key Employee Agreement, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any person, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of the transactions contemplated hereby and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

9. The Employment Agreement and Retention Agreement.

(a) At the Effective Time and without any further act by any person, each of (i) the Employment Agreement dated September 13, 2002 (the “Employment Agreement”) between Legato and the Executive, and (ii) the Retention Agreement dated January 20, 2003 (the “Retention Agreement”) between Legato and the Executive shall be terminated and shall be of no further force or effect with no further liabilities or obligations thereunder.

(b) In consideration of the benefits that the Executive will receive pursuant to this Agreement, effective at the Effective Time, the Executive hereby releases, waives and discharges EMC, its subsidiaries and other affiliates, Legato, its subsidiaries and other affiliates, and each of their respective past, present and future directors, officers, stockholders, members, managers, general and limited partners, agents, employees, successors, assigns and all others affiliated with them, both individually and in their official capacities (hereinafter individually or collectively the “releasees”) from any and all claims, causes of action, rights, charges or grievances which the Executive has had, now has or may have, whether or not known to the Executive now or discovered by him hereafter, under any agreement, statute, law or otherwise, whether in law or in equity (hereinafter collectively “claims”), by reason of any matter or cause up to and including the date of this Agreement in connection with the termination of each of the Employment Agreement and the Retention Agreement, as contemplated in Section 9(a) above, and with respect to any other matter or claim relating to his employment prior to the Effective Time. This release of claims relates to the compensation and benefits provided to the Executive by Legato during such period, all contract and tort claims, all claims for reinstatement, severance pay, attorney’s fees or costs, all claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, and all other local, state or federal non-discrimination civil rights, and equal rights laws with respect to such period, except any claims the Executive may have for:

(i) unemployment or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) workers’ compensation insurance benefits pursuant to applicable state law and any worker’s compensation insurance policy or fund of Legato;

(iii) continued participation in Legato’s group health benefit plans pursuant to the terms and conditions of the federal law known as COBRA or, if such plans are terminated as of or after the Effective Time, participation in the health benefit plans of EMC pursuant to COBRA;

(iv) any benefit entitlements vested prior to the Effective Time, pursuant to written terms of any Legato employee benefit plan;

(v) any stock and stock options pursuant to the terms of existing stock option, stock purchase, and/or stock issuance agreement(s) and any addenda or waivers thereto, between Executive and Legato in effect as of the Effective Time; and

(vi) indemnification under California Labor Code section 2802, California Corporations Code section 317, the by-laws of Legato, and under any policy of insurance of Legato which rights shall survive the Effective Date and this Agreement.

(c) The Executive hereby agrees and represents that no lawsuit has been brought, filed or initiated by him or any representative in any local, state or federal court with respect to such period.

(d) By signing this Agreement, the Executive expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California

with respect to the matters described above, and he does so understanding and acknowledging the significance of such a specific waiver and relinquishment of Section 1542, or any other statute or legal principle of similar import. Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the released parties with respect to the matters described above, the Executive expressly acknowledges that this Agreement, including the release of claims set forth above is intended to include in its effect, and to fully, finally and forever settle and release, without limitation, all claims, matters, disputes and differences with respect to the Retention Agreement, the Employment Agreement and the period prior to and including the Effective Time of the Acquisition which he knows or suspects to exist in his favor at the time of the execution hereof, or which he does not know or suspects to exist in his favor at the time of the execution hereof, and that if, after executing this Agreement, the Executive or his attorneys or agents may discover claims or facts in addition to or different from those which he now knows or suspects to exist with respect to the matters described above, this Agreement and the release of claims included within it nevertheless contemplate the extinquishment of such claim or claims and this release shall be and remain in effect as a full and complete release.

10. Further Acknowledgments. In signing this Agreement, the Executive gives EMC assurance that he has carefully read and considered and has understood all the terms and conditions of this Agreement, including the restraints imposed on him under Section 8 and the waivers and releases of Section 9; that has had a full and reasonable opportunity to consider the terms of this Agreement and to consult with any person of his choosing before signing; and that he has signed this Agreement knowingly and voluntarily.

(a) THE EXECUTIVE UNDERSTANDS THAT SECTION 9. INCLUDES A RELEASE BY THE EXECUTIVE OF CERTAIN RIGHTS. THE EXECUTIVE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. THE EXECUTIVE AGREES THAT EMC ALLOWED HIM SUFFICIENT TIME TO REVIEW THIS AGREEMENT, TO CONSIDER THE RAMIFICATIONS OF SIGNING IT, AND TO CONSULT AN ATTORNEY. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, THAT HE UNDERSTANDS ALL OF THE PROVISIONS OF SECTION 9, AND THAT HE IS AGREEING TO THE RELEASES OF SECTION 9 VOLUNTARILY.

(b) The Executive agrees without reservation that each of the restraints contained in this Agreement is necessary for the reasonable and proper protection of the goodwill, Proprietary Information and other legitimate interests of EMC; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints will not prevent the Executive from obtaining other suitable employment during the period that such restraints are in effect. The Executive further agrees that, were he to breach any of the covenants contained in Section 8, the damage to EMC would be irreparable. The Executive therefore agrees that in the event of such a breach or threatened breach, EMC shall, in addition to any other remedies available to it, have the right to obtain preliminary and permanent injunctive relief against any such breach without having to post bond. The Executive further agrees that, in the event that any provision of Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Miscellaneous.

(a) Agreement is Conditional. If the Acquisition is not consummated in accordance with the terms of the Merger Agreement dated as of July 7, 2003 by and among EMC, Legato and Eclipse Merger Corporation, this Agreement shall be void and of no further force or effect.

(b) Time to Consider; Revocation Period. The Executive has been given the opportunity, if he so desired, to consider this Agreement for twenty-one (21) days before executing it. If not signed by the Executive and returned to the EMC within twenty-one (21) days this Agreement will not be valid. In addition, if the Executive breaches any of the conditions of the Agreement within the twenty-one (21) period, the offer of this Agreement will be withdrawn and the Executive’s execution of the Agreement will not be valid. If the Executive executes this Agreement before the twenty-one (21) day period expires, the Executive acknowledges that he did so voluntarily and that he had the opportunity to consider the Agreement for the entire twenty-one (21) day period. For a period of seven (7) days following the date the Executive signs this Agreement, the Executive may revoke the Agreement, and the Agreement cannot become effective or enforceable until the revocation period has expired.

(c) Integration. This Agreement, together with the Key Employee Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, either written or oral, between the parties with respect to any related subject matter, including, without limitation, the Employment Agreement and the Retention Agreement.

(d) Assignment; Successors and Assigns, etc. Neither EMC nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that EMC may assign its rights under this Agreement without the consent of the Executive in the event that EMC shall effect a reorganization, consolidate with or merger into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon EMC and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

(e) Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f) Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(g) Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with EMC or, in the case of EMC, at its principal offices, attention of the Chief Executive Officer, and with a copy to the Office of the General Counsel, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

(h) Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and a duly authorized representative of EMC.

(i) Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same documents.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

EMC CORPORATION

By:	/s/ PAUL T. DACIER
	Name:	Paul T. Dacier
	Title:	Senior Vice President and General Counsel

EXECUTIVE:

/s/ David L. Beamer
David L. Beamer